Exhibit 10.1
Summary of 2011 Amended and Restated Executive Compensation Bonus Policy
     On April 28, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of comScore, Inc. (the “Company”), with input from its outside compensation consultant, approved certain amendments to the Company’s 2011 Executive Compensation Bonus Policy. Based on these amendments, the Company’s 2011 Executive Compensation Bonus Policy is amended and restated as follows:
Salary and Bonus Policy for Magid M. Abraham, Ph.D and Gian M. Fulgoni
     On March 15, 2011, the Committee approved the payment of stock to Dr. Abraham and Mr. Fulgoni in lieu of cash salary for the period from March 1, 2011 through December 31, 2011. The stock, to the extent earned, would be issued as soon as practicable following the end of the Company’s 2011 fiscal year and would be fully vested at the time it is issued. The amount of stock to be issued would have a value at time of issuance equal to the amount of salary foregone by Dr. Abraham and Mr. Fulgoni between March 1, 2011 through December 31, 2011 based on the closing price of Company common stock as reported on the NASDAQ Global Market at the time of issuance. The amount of salary foregone by each of Dr. Abraham and Mr. Fulgoni for such period is expected to be $393,100 and $343,000, respectively. To the extent that each of Dr. Abraham and Mr. Fulgoni are liable for employee withholding taxes, such amount shall reduce the net amount of shares ultimately issued to each officer, respectively.
     Also on March 15, 2011, the Committee approved 2011 short-term and long-term bonus target and maximum levels for each of Magid M. Abraham and Gian M. Fulgoni as follows:

	Value of Short-Term Performance-Based		Value of Long-Term Performance-
	Bonus Level for Annual Performance at		Based Bonus Level for Annual
	Time of Award		Performance at Time of Award
Name and Principal Position	Target	Maximum	Target	Maximum
Magid M. Abraham, Ph.D.	$471,750	$707,625	$1,179,000	$1,768,500
President, Chief Executive Officer and Director
Gian M. Fulgoni	311,400	467,100	795,800	1,193,800
Executive Chairman of the Board of Directors
     The bonuses to each of Dr. Abraham and Mr. Fulgoni were originally intended to be granted, if earned, in the form of restricted stock in first quarter 2012 based on the closing price of Company common stock as reported on the NASDAQ Global Market at the time of grant.

     On April 28, 2011, the Committee determined to award the amounts otherwise payable in restricted stock for Dr. Abraham’s and Mr. Fulgoni’s respective salary and bonus arrangements discussed above in the form of restricted stock units to maximize the Company’s ability to deduct such amount for income tax purposes. Each of Dr. Abraham and Mr. Fulgoni were awarded unvested restricted stock units based on a value per share of $29.43, the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of grant, representing the maximum possible award for each of foregone cash salary and short- and long-term performance-based bonuses, as follows:

			Short-Term Performance-		Long-Term Performance-
	Foregone Salary		Based Bonus		Based Bonus
		Value at		Value at		Value at
	Restricted	Time of	Restricted	Time of	Restricted	Time of
Name and Principal Position	Stock Units	Award	Stock Units	Award	Stock Units	Award
Magid M. Abraham, Ph.D.	13,357	$393,100	24,044	$707,625	60,091	$1,768,500
President, Chief Executive Officer and Director
Gian M. Fulgoni	11,654	$343,000	15,871	$467,100	40,564	$1,193,800
Executive Chairman of the Board of Directors
     The restricted stock units representing the foregone cash salaries of each of Dr. Abraham and Mr. Fulgoni shall vest on January 1, 2012, subject to their continued employment through such date; provided, however, that to the extent the value of the restricted stock units on December 31, 2011 exceeds the salary foregone based on the then-closing price of the Company’s common stock as reported on the NASDAQ Global Market, such number of restricted stock units representing the value of shares in excess of the foregone salary shall not vest and shall immediately forfeit to the Company. To the extent the value of the restricted stock units awarded to each named executive officer for foregone cash salary is less than the actual amount of salary foregone based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market on December 31, 2011, the Company shall award additional shares of common stock representing the shortfall.
     The restricted stock units representing the short-term bonus of each of Dr. Abraham and Mr. Fulgoni shall vest as to the value of the short-term bonus earned by each such named executive officer as determined by the Committee and based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination. To the extent the value of the restricted stock units based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination exceeds the awarded short-term bonus at the time such determination is made, such number of restricted stock units representing the value of shares in excess of the short-term bonus shall not vest and shall immediately forfeit to the Company. To the extent the value of the restricted stock units awarded to each named executive officer for short-term bonus are less than the awarded bonus based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination, the Company shall award additional shares of common stock representing the shortfall.
     The restricted stock units representing the long-term bonus of each of Dr. Abraham and Mr. Fulgoni shall vest as to the value of the long-term bonus earned by each such named executive officer as determined by the Committee and based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination. To the extent the value of the restricted stock units based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination exceeds the awarded long-term bonus at the time such determination is made, such number of restricted stock units representing the value of shares in excess of the long-term bonus shall not become eligible to vest and shall immediately forfeit to the Company. To the extent the value of the restricted stock units awarded to each named executive officer for long-term bonus are less than the awarded bonus based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market at the time of determination, the Company shall award additional shares of common stock representing the shortfall. One-quarter of the number of shares of the that are determined to be eligible for vesting with respect to their long-term bonus shall vest immediately upon the date of determination, and one-quarter of the shares eligible to vest would vest annually thereafter beginning on the first anniversary of the date of determination until all the shares eligible to vest have vested, subject to continued employment through each of the vesting dates.
     In all cases, each of Dr. Abraham and Mr. Fulgoni must remain employed through the date that short- and long-term bonus amounts are designated in order to vest in any portion of the awards. The Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the bonus program for any reason, and reserves the right to determine whether and when to pay out any awards, regardless of the achievement of the performance targets.
Form of Bonus Payable to Kenneth J. Tarpey, Gregory T. Dale and Christiana L. Lin
     The Committee has approved 2011 short-term and long-term bonus target and maximum levels for each of Kenneth J. Tarpey, Gregory T. Dale and Christiana L. Lin as follows:

	Value of Short-Term Performance-Based		Value of Long-Term Performance-
	Bonus Level for Annual Performance at		Based Bonus Level for Annual
	Time of Award		Performance at Time of Award
Name and Principal Position	Target	Maximum	Target	Maximum
Kenneth J. Tarpey	$98,438	$147,656	$295,313	$442,969
Chief Financial Officer
Gregory T. Dale	58,000	87,000	174,000	261,000
Chief Operating Officer
Christiana L. Lin	66,250	99,375	198,750	298,125
Executive Vice President, General Counsel and Chief Privacy Officer
     The Company anticipates that each of the short-term and long-term bonus awards to Messrs. Tarpey and Dale and Ms. Lin, if earned, will be issued in the form of restricted stock issued during the first quarter of 2012 based on each executive’s actual performance and will be valued based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date of grant.
     Shares to be issued with respect to the short-term performance-based stock bonus awards will be fully vested upon the grant date. One-quarter of the number of shares that become eligible to vest with respect to the long-term performance-based stock bonus awards to each named executive officer would vest immediately upon the grant date, and the one-quarter of the shares eligible to vest would vest annually thereafter beginning on the first anniversary of the grant date until the full amount of the award is vested, subject to continued employment through each of the vesting dates.
     In all cases, recipients must remain employed through the date that bonus awards are granted in order to earn the awards. The Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the bonus program for any reason, and reserves the right to determine whether and when to pay out any awards, regardless of the achievement of the performance targets.